 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2013

BSD MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-10783	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On May 22, 2013, BSD Medical Corporation (the “Company”) entered into an employment agreement with its President and Chief Executive Officer, Harold R. Wolcott (the “Employment Agreement”).  The Employment Agreement memorializes the parties’ agreement with respect to Mr. Wolcott’s continued employment as the President and Chief Executive Officer of the Company.

The Employment Agreement provides that Mr. Wolcott’s base salary shall be $275,000, which base salary will be reviewed at least annually by the Compensation Committee of the Board of Directors, and the Board may increase (but not decrease) the base salary.  In addition to the base salary, Mr. Wolcott is entitled to participate in any annual incentive bonus programs and employee benefit plans adopted or maintained by the Company.  Mr. Wolcott is also eligible to participate in the Company’s Stock Incentive Plan.

The Company also agrees to indemnify Mr. Wolcott for expenses associated with defending certain claims made against him as a result of his positions with the Company.  The Company will also purchase directors’ and officers’ liability insurance providing coverage to Mr. Wolcott during the term of the Employment Agreement and for a period of six years following the termination of the Employment Agreement.

If Mr. Wolcott is terminated by the Company other than for cause or if Mr. Wolcott resigns for good reason and if Mr. Wolcott complies with certain requirements, the Company must pay him an amount equal to his base salary for one year (the “Severance Payment”) and he shall be entitled to receive all applicable employee benefits for one year following termination.  If the Employment Agreement is terminated for cause, Mr. Wolcott shall receive only the portion of his base salary that is due to him through the effective date of his termination.  If the Employment Agreement is terminated by reason of Mr. Wolcott’s death, his estate shall receive his salary through the end of the month in which he died plus all employee benefits due to him through the end of such month.

If a Change in Control (as defined in the Employment Agreement) occurs with respect to the Company, and during the six months immediately following the Change of Control, (i) the Company terminates Mr. Wolcott without cause; (ii) Mr. Wolcott terminates his employment with good reason; or (iii) Mr. Wolcott terminates the Employment Agreement but also agrees to continue serving as President and Chief Executive Officer for the longer of (a) six months and (b) until a new President and Chief Executive Officer is appointed, then in addition to the Severance Payment, all options or incentive awards granted to Mr. Wolcott will immediately vest and become exercisable for a period of 180 days following the termination.

The Employment Agreement also contains a confidentiality agreement, and a one-year non-competition and non-solicitation agreement.  The Employment Agreement contains a claw back provision that enables the Company to claw back any incentive-based compensation or other compensation from Mr. Wolcott if required by any law, government regulation, stock exchange listing requirement, or Company policy adopted as required by such law, government regulation, or stock exchange listing requirement.

The foregoing does not constitute a complete summary of the terms of the Employment Agreement, and reference is made to the complete text of the Employment Agreement that is attached hereto as Exhibit 10.1.  The Employment Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description

10.1	Employment Agreement dated May 22, 2013 between the Company and Harold R. Wolcott

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSD MEDICAL CORPORATION
Date: May 29, 2013
By: /s/ William S. Barth
Name: William S. Barth
Title: Chief Financial Officer